Exhibit 10.12
Canada

MARATHON OIL CORPORATION
2012 INCENTIVE COMPENSATION PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

[GRANT DATE]

Non-Officer

Pursuant to this Award Agreement, MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Optionee”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), a right (the “Option”) to purchase from the Corporation [NUMBER] shares of Common Stock of the Corporation at a grant price of $[PRICE] per share (the “Grant Price”), pursuant to the Marathon Oil Corporation 2012 Incentive Compensation Plan (the “Plan”), with such number of shares and such price per share being subject to adjustment as provided in Section 13 of the Plan, and further subject to the following terms and conditions:

1.    Relationship to the Plan. This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined herein (including in Sections 12 and 13 of this Award Agreement), capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Optionee also include the heirs or other legal representatives of the Optionee.

2.    Exercise and Vesting Schedule.

(a)    This Option shall become exercisable in three cumulative annual installments, as follows:

(i) one-third of the Option Shares shall become exercisable on the first anniversary of the Grant Date;

(ii) an additional one-third of the Option Shares shall become exercisable on the second anniversary of the Grant Date; and

(iii) the remaining one-third of the Option Shares shall become exercisable on the third anniversary of the Grant Date;

provided, however, that the Optionee must be in continuous Employment from the Grant Date through the date of exercisability of each installment in order for the Option to become exercisable with respect to additional shares of Common Stock on such date. If the Employment of the Optionee is terminated for any reason other than death, any Option Shares that are not exercisable as of the date of such termination of Employment shall expire as of such date.

(b)    This Option shall become fully exercisable, irrespective of the limitations set forth in subsection (a) above, upon:

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(i) termination of the Optionee's Employment due to death; or

(ii) a Change in Control of the Corporation, provided that as of such Change in Control the Optionee had been in continuous Employment since the Grant Date.

3.    Expiration of Option.

(a)    Expiration of Option Period. The Option Period shall expire on the tenth anniversary of the Grant Date.

(b)    Termination of Employment Due to Death or Retirement. If Employment of the Optionee is terminated due to death or Retirement, the exercisable portion of the Option shall expire upon the earlier of (i) three years following the date of termination of Employment or (ii) expiration of the Option Period. The death of the Optionee following Retirement but prior to the expiration of the Option shall have no effect on the expiration of the Option.

(c)    Termination of Employment by the Corporation for Cause or Due to Resignation. If Employment of the Optionee is terminated by the Corporation or any of its Subsidiaries for Cause or due to voluntary resignation by the Optionee, the Option shall expire upon the termination of Employment.

(d)    Termination of Employment by the Corporation Other Than For Cause. If Employment of the Optionee is terminated by the Corporation or any of its Subsidiaries for any reason other than Cause, the exercisable portion of the Option shall expire upon the earlier of (i) 90 days following the date of termination of Employment or (ii) expiration of the Option Period.

(e)    Termination of Employment Following Change in Control. If Employment of the Optionee is terminated following a Change in Control and, as a result, the Optionee is eligible for severance benefits under a Change in Control Plan, the Option shall expire upon the earlier of (i) three years following the date of termination of Employment or (ii) expiration of the Option Period.

4.    Employment with a Competitor. Notwithstanding anything herein to the contrary, in the event the Committee, the Chief Executive Officer, or an authorized officer determines that the Optionee has accepted or intends to accept employment with a competitor of any business unit of the Corporation, the Committee, the Chief Executive Officer, or the authorized officer may cancel the Option by written notice to the Optionee.

5.    Exercise of Option. Subject to the limitations set forth herein and in the Plan, this Option may be exercised in whole or in part by providing notice to the Committee or its designated representative of the number of Option Shares to be exercised. Such notice shall be accompanied by payment of the Grant Price of such Option Shares in cash or, provided that the Optionee is not subject to taxation in Canada with respect to this Option, at the election of the Optionee, in shares of Common Stock or any combination thereof. For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Upon receipt of the purchase price, the Corporation or its designated representative shall issue or cause to be issued to the Optionee a number of shares of Common Stock equal to the number of Option Shares then exercised.

6.    Taxes. The Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise payable to the Optionee upon exercise of the Option or from compensation otherwise payable to the Optionee at the time of exercise pursuant to Section 13 of the Plan.

7.    Shareholder Rights. The Optionee shall have no rights of a shareholder with respect to the Option Shares unless and until such time as the Option has been exercised and shares of Common Stock have been issued to the Optionee in conjunction with the exercise of the Option.

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8.    Nonassignability. During the Optionee's lifetime, the Option may be exercised only by the Optionee or by the Optionee's guardian or legal representative. Upon the Optionee's death, the Option shall be transferred to the Optionee's estate. Otherwise, the Optionee may not sell, transfer, assign, pledge or otherwise encumber any portion of the Option, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Option shall have no effect.

9.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Optionee any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Optionee.

10.     Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Optionee, adversely affect the rights of the Optionee hereunder.

11.    Nature of the Grant. In signing this Award Agreement, the Optionee acknowledges that:

(a)    the grant of Stock Options is voluntary and occasional and does not create any contractual or other right to receive future awards of Stock Options, or benefits in lieu of Stock Options even if Stock Options have been awarded repeatedly in the past; and

(b)    Stock Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or its Subsidiaries.

12.    Data Privacy. By accepting the Option subject to the terms of this Award Agreement, the Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee's personal data, including but not limited to items of data described in this document, by and among Marathon Oil Corporation and its Subsidiaries and affiliates, including the Optionee's employer, (collectively referred to as “Marathon Oil” in this Section 12) for the exclusive purpose of implementing, administering and managing the Optionee's participation in the Plan. The Optionee understands and acknowledges that Marathon Oil holds certain personal information about the Optionee, including, but not limited to, the Optionee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to shares of stock awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Optionee's favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Section 12). The Optionee understands and agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee's country of citizenship, country of residence or elsewhere, and that the recipient's country may have different data privacy laws and protections than the Optionee's country of citizenship or country of residence. The Optionee, by acceptance of the Option subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares of stock acquired upon exercise or settlement of the grant.

13.    Definitions. For purposes of this Award Agreement:

“Cause” means termination from Employment by the Corporation or its Subsidiaries due to unacceptable performance, gross misconduct, gross negligence, material dishonesty, material acts detrimental or destructive to the Corporation or its Subsidiaries, employees or property, or any material violation of the policies of the Corporation or its Subsidiaries.

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“Change in Control,” unless otherwise defined by the Committee, means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i)    any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii)    there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation's assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Change in Control Plan” means the Marathon Oil Company Change in Control Severance Benefit Plan or any similar plan, program, agreement, or arrangement under which the Corporation or a Subsidiary agrees to provide benefits to the Optionee in the event he or she is terminated following a Change in Control, as applicable to the Optionee at the relevant time.

“Employment” means employment with the Corporation or any of its Subsidiaries. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (i) employs the Optionee or (ii) employed the Optionee immediately prior to the Optionee's termination of employment.

“Option Period” means the period commencing upon the Optionee's receipt of this Award Agreement and ending on the date on which the Option expires pursuant to Section 3.

“Option Shares” means the shares of Common Stock covered by this Option.

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